UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2014

CHEVIOT FINANCIAL CORP.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35399	90-0789920
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3723 Glenmore Avenue, Cheviot, Ohio	45211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (513) 661-0457

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amended and Restated Employment Agreement.  On February 18, 2014, Cheviot Savings Bank (the “Bank”), a wholly owned subsidiary of Cheviot Financial Corp. (the “Company”), entered into an amended and restated employment agreement with Thomas J. Linneman, President and Chief Executive Officer (the “Executive”).

The employment agreement supersedes his prior employment agreement, and provides for a term of three years.  Commencing on February 18, 2015 and continuing on each annual anniversary thereafter, the agreement will be renewed for an additional year so that the remaining term will be three years, provided that the Board of Directors has approved the extension of the term.

The Executive will continue to serve in the position that the Executive held prior to entering into the employment agreement, as identified above, and in addition, the Executive will be entitled to receive an annual base salary at the rate applicable prior to entering the agreement.  While employed, the Executive is eligible to participate in the employee benefit plans that are offered generally to the Bank’s other executive officers.  In addition, the Executive will continue to be provided with a supplemental life insurance policy with a death benefit of not less than $200,000.

The employment agreement provides certain benefits if the Bank terminates the Executive’s employment without “cause” (as defined) or the Executive resigns for “good reason” (as defined) (an “Event of Termination”).  Upon an Event of Termination, the Executive will receive (i) a severance payment equal to the base salary and bonuses due to him for the remaining unexpired term of the agreement, (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans as if the Executive had continued working for the Bank for the remaining unexpired term of the agreement, and (iii) at no expense to the Executive, non-taxable medical and dental coverage and life insurance coverage for the remaining term of the agreement.

In the event of a “change in control” (as defined) of the Company or the Bank followed within 18 months by an Event of Termination, the Executive will receive (i) a severance payment equal to three times the sum of the highest annual rate of base salary paid to the Executive at any time under the agreement plus the highest bonus paid to the Executive with respect to the three completed fiscal years prior to the change in control, (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans as if the Executive had continued working for the Bank for 36 months, and (iii) at no expense to the Executive, non-taxable medical and dental coverage and life insurance coverage for 36 months.

Under the employment agreement, the Executive agrees not to reveal confidential information of the Company and Bank.  In addition, for one year following termination of employment (other than upon termination following a change in control or if no severance payments are made under the agreement), the Executive may not compete with the Company and Bank for one year or solicit or hire the Bank’s employees.

Change in Control Agreements.  On February 18, 2014, the Bank entered into change in control agreements (the “Agreements”) with Kevin M. Kappa, Vice President of Compliance, Jeffrey J. Lenzer, Vice President of Operations, and Scott T. Smith, Chief Financial Officer and Treasurer.

The change in control agreements supersede their prior change in control agreements, and provide for a term of three years.  Commencing on February 18, 2015 and continuing on each annual anniversary thereafter, the agreement will be renewed for an additional year so that the remaining term will be three years, provided that the Board of Directors has approved the extension of the term.

In the event Messrs. Kappa, Lenzer or Smith’s employment is terminated in connection with or subsequent to a change in control (as defined) and during the term of the Agreement by the Bank for other than “cause” (as defined) or by Messrs. Kappa, Lenzer or Smith for “good reason” (as defined), Messrs. Kappa, Lenzer or Smith, as applicable, will receive (i) a severance payment equal to two times base salary and two times the highest level of cash incentive compensation earned in any one of the three years immediately preceding the year in which the termination occurs and (ii) continuation of non-taxable medical and dental coverage for 24 months, with the individual responsible for his share of employee premiums.

The foregoing description of the employment and change in control agreements is qualified in its entirety by reference to the amended and restated employment agreement and the change in control agreements attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

Item 9.01.                    Financial Statements and Exhibits.

                (a)    Financial Statements of Businesses Acquired. Not Applicable.

                (b)    Pro Forma Financial Information. Not Applicable.

                (c)    Shell Company Transactions. None.

                (d)    Exhibits:

Exhibit No.                  Description

Exhibit 10.1	Amended and Restated Employment Agreement between Cheviot Savings Bank and Mr. Thomas J. Linneman, dated February 18, 2014

Exhibit 10.2	Three-year Change in Control Agreement between Cheviot Savings Bank and Mr. Kevin M. Kappa, dated February 18, 2014

Exhibit 10.3	Three-year Change in Control Agreement between Cheviot Savings Bank and Mr. Jeffrey J. Lenzer, dated February 18, 2014

Exhibit 10.4	Three-year Change in Control Agreement between Cheviot Savings Bank and Mr. Scott T. Smith, dated February 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVIOT FINANCIAL CORP.
DATE: February 21, 2014	By:	/s/ Scott T. Smith
Name: Scott T. Smith
Title: Chief Financial Officer

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